ENDOWMENTS

TRUST INSTRUMENT SUPPLEMENTAL

The undersigned, being the Trustees of Endowments, a Delaware business trust  (the "Trust"), acting pursuant to Section 11.08 of the Trust=s Trust Instrument dated May 14, 1998 (the ATrust Instrument@), hereby amend the following Section 4.04 to Article IV, Section 7.01 to Article VII, and Section 11.03 to Article XI, and add the following Section 11.11 to Article XI of the Trust Instrument:

ARTICLE IV
POWERS OF THE TRUSTEES

Section 4.04 Action by the Trustees.  Except as otherwise provided herein or in the Bylaws, any action to be taken by the Trustees may be taken by a majority of the Trustees present at a meeting of Trustees (a quorum being present), including any meeting held by means of a conference telephone circuit or similar communications equipment by means of which all persons participating in the meeting can hear each other, or by written consents of a majority of the number of Trustees then in office.  The Trustees may adopt Bylaws not inconsistent with this Trust Instrument to provide for the conduct of the business of the Trust and may amend or repeal such Bylaws to the extent such power is not reserved to the Shareholders.

ARTICLE VII
SHAREHOLDERS= VOTING POWERS AND MEETINGS

Section 7.01  Voting Powers. The Shareholders shall have power to vote only (a) for the election of one or more Trustees in order to comply with the provisions of the 1940 Act (including Section 16(a) thereof), (b) for the removal of Trustees as provided in Article III, Subsection 3.03(d) hereof, (c) with respect to any investment advisory contract as provided in Article VI, Section 6.01 hereof, and (d) with respect to such additional matters relating to the Trust as may be required by law, by this Trust Instrument, or the Bylaws or any registration of the Trust with the Commission or any state, or as the Trustees may consider desirable.

On any matter submitted to a vote of the Shareholders, all Shares shall be voted separately by individual Series, except (i) when required by the 1940 Act, Shares shall be voted in the aggregate and not by individual Series; and (ii) when the Trustees have determined that the matter affects the interests of more than one Series, then the Shareholders of all such Series shall be entitled to vote thereon.  The Trustees may also determine that a matter affects only the interests of one or more classes of a Series, in which case any such matter shall be voted on by such class or classes.  Each whole Share shall be entitled to one vote as to any matter on which it is entitled to vote, and each fractional Share shall be entitled to a proportionate fractional vote.  There shall be no cumulative voting in the election of Trustees.  Shares may be voted in person or by proxy or in any manner provided for in the Bylaws.  A proxy may be given in writing.  The Bylaws may provide that proxies may also, or may instead, be given by any electronic or telecommunications device or in any other manner.  Notwithstanding anything else herein or in the Bylaws, in the event a proposal by anyone other than the officers or Trustees of the Trust is submitted to a vote of the Shareholders of one or more Series or of the Trust, or in the event of any proxy contest or proxy solicitation or proposal in opposition to any proposal by the officers or Trustees of the Trust, Shares may be voted only in person or by written proxy. Until Shares are issued, the Trustees may exercise all rights of Shareholders and may take any action required or permitted by law, this Trust Instrument or any of the Bylaws of the Trust to be taken by Shareholders.

ARTICLE XI
MISCELLANEOUS

Section 11.03 Establishment of Record Dates. The Trustees may close the Share transfer books of the Trust for a period not exceeding one hundred twenty (120) days preceding the date of any meeting of Shareholders, or the date for the payment of any dividends or other distributions, or the date for the allotment of rights, or the date when any change or conversion or exchange of Shares shall go into effect.  In lieu of closing the stock transfer books as aforesaid, the Trustees may fix in advance a date, not exceeding one hundred twenty (120) days preceding the date of any meeting of Shareholders, or the date for payment of any dividend or other distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of Shares shall go into effect, as a record date for the determination of the Shareholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend or other distribution, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of Shares, and in such case such Shareholders and only such Shareholders as shall be Shareholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend or other distribution, or to receive such allotment or rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any Shares on the books of the Trust after any such record date fixed as aforesaid.

Section 11.11 Delivery by Electronic Transmission or Otherwise. Notwithstanding any provision in this Trust Instrument to the contrary, any notice, proxy, vote, consent, instrument or writing of any kind referenced in, or contemplated by, this Trust Instrument or the Bylaws may, as determined by the Trustees, be given, granted or otherwise delivered by electronic transmission (within the meaning of the Delaware Act), including via the internet, or in any other manner permitted by applicable law.

The aforesaid amendments were declared advisable and approved by resolutions of the entire Board of Trustees of the Trust at a meeting duly held on September 9, 2009.

The supplement of the Trust Instrument as hereinabove set forth has been duly advised by the Board of Trustees of the Trust.

The foregoing shall be effective as of September 9, 2009.

/s/ Ronald P. Badie	/s/ Patricia A. McBride
Ronald P. Badie, as Trustee	Patricia A. McBride, as Trustee

/s/ Robert J. Denison	/s/ Robert G. O=Donnell
Robert J. Denison, as Trustee	Robert G. O=Donnell, as Trustee

/s/ Robert C. Hansen	/s/ Thomas E. Terry
Robert C. Hansen, as Trustee	Thomas E. Terry, as Trustee

/s/ John E. Kobara	/s/ Robert C. Ziebarth
John E. Kobara, as Trustee	Robert C. Ziebarth, as Trustee

/s/ Steven D. Lavine
Steven D. Lavine, as Trustee

Dated: 9/9/09